Registration No. 333-___________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
_________________________

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
________________________

SEVEN ARTS ENTERTAINMENT INC.
 (Exact name of registrant as specified in its charter)

Nevada	45-3138068
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8439 Sunset Boulevard, Suite 402 West Hollywood, California	90069
(Address of Principal Executive Offices)	(Zip Code)

2012 EQUITY INCENTIVE PLAN (2)
(Full title of the plan)

Peter M. Hoffman, CEO
Seven Arts Entertainment Inc.
8439 Sunset Boulevard, Suite 402
West Hollywood, California 90069
(323) 372-3080
(Name, address and telephone number,
including area code, of agent for service)

Copy to:
Randolf W. Katz, Esq.
Baker & Hostetler LLP
600 Anton Blvd., Suite 900
Costs Mesa, California 92626
(714) 966-8807

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $.01 par value per share	20,000,000	$0.0177	$354,000	$48.29

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2012 Stock Incentive Plan (2) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
Calculated pursuant to Rule 457(h) under the Securities Act. The proposed maximum offering price per share represents the average of the high $0.0194 and low $0.0160 prices of the Common Stock as of June 7, 2012 as quoted by the OTC Markets Group, Inc.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference as of their respective dates of filing, except for the portions thereof that are “furnished” rather than filed with the Commission:

●	Registrant’s Amended Quarterly Report on Form 10-Q/A for its fiscal quarter ended March 31, 2013, filed on May 23, 2013;

●	Registrant’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2013, filed on May 21, 2013;

●	Registrant’s Current Report on Form 8-K, filed on May 17, 2013;

●	Registrant’s Current Report on Form 8-K, filed on April 18, 2013;

●	Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2012, filed on February 19, 2013;

●	Registrant’s Current Report on Form 8-K, filed on February 4, 2013;

●	Registrant’s Amended Definitive Proxy Statement (DEF 14A), filed on January 17, 2013;

●	Registrant’s Definitive Proxy Statement (DEF 14A), filed on December 27, 2012;

●	Registrant’s Current Report on Form 8-K, filed on November 26, 2012;

●	Registrant’s Amended Quarterly Report on Form 10-Q/A for its fiscal quarter ended September 30, 2012, filed on November 23, 2012;

●	Registrant’s Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2012, filed on November 19, 2012;

●	Registrant’s Amended Annual Report on Form 10-K/A for its fiscal year ended June 30, 2012, filed on November 9, 2012;

●	Registrant’s Current Report on Form 8-K, filed on October 19, 2012; and

●	Registrant’s Annual Report on Form 10-K for its fiscal year ended June 30, 2012, filed on October 15, 2012.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all common stock offered hereunder has been sold or which deregisters all common stock then remaining unsold hereunder, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents, except for the documents, or portions thereof, that are “furnished” rather than filed with the Commission.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or suspended for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Limitation on Number of Awards that may be Granted in any Calendar Quarter.

Overall Number of Shares Available. Subject to adjustment as provided under Section 10(c) of the Registrant’s 2012 Stock Incentive Plan (2), the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be 20,000,000 shares. Any shares of Stock issued under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares; provided, however, that the Committee may not grant any Awards in any calendar quarter in an aggregate amount in excess of 30% of the number of shares of Stock issued and outstanding on the first day of such calendar quarter. For clarity of calculation, such limitation shall result from summing the number of shares of Stock underlying such Awards (if Options) with all shares of Restricted Stock or Stock granted for services rendered granted as Awards during such calendar quarter. The authorized number of reserved and available shares may be increased from time to time by approval of the Board and, if such approval is required, by the stockholders of the Company.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Nevada law and Registrant’s Article of Incorporation and Bylaws provide that Registrant shall, under certain circumstances and subject to certain limitations, indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. Any such person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding. Proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation.

Registrant’s directors, officers, agents and employees are entitled to indemnification by each of the selling stockholders against any losses arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in this Registration Statement and the prospectus contained herein made in reliance upon written information furnished to Registrant by such selling stockholder for use in this Registration Statement.

Registrant has also entered into indemnification agreements with its directors whereby Registrant has agreed to indemnify and hold them harmless from and against any claims, liability, damages or expenses incurred by them in or arising out of their status, capacities and activities with respect to Registrant to the maximum extent permitted by Nevada law. Registrant believes that these agreements are necessary to attract and retain qualified persons as directors and executive officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

Reference is made to the Exhibit Index.

ITEM 9. UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Hollywood, State of California, on the 10th day of June, 2013.

SEVEN ARTS ENTERTAINMENT INC.

By:	/s/ Peter M. Hoffman
Name:	Peter M. Hoffman
Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

We, the undersigned officers and directors of Seven Arts Entertainment Inc., hereby severally constitute and appoint Peter M. Hoffman and Elaine New, or either of them and each of them singly, our true and lawful attorneys-in-fact and agents with full power and authority to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and any additional registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the same offering contemplated by this Registration Statement, and to file the same, with exhibits and any and all other documents and instruments filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys-in-fact and agents, and each of them, full power and authority in the name and on behalf of each of the undersigned to do and to perform each and every act and thing requisite and necessary or advisable to be done in order to effectuate the same as fully as to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, and/or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	CAPACITY	DATE

/s/ Peter M. Hoffman		June 10, 2013
Peter M. Hoffman	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Elaine New		June 10, 2013
Elaine New	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)

/s/ Katrin Hoffman		June 10, 2013
Katrin Hoffman	Chief Operating Officer and Director

/s/ Vince Vellardita		June 10, 2013
Vince Vellardita	Chairman and President

Director
David Furth

Hubert Gibbs	Director

Anthony Hickox	Director

EXHIBIT INDEX

Exhibit Number	Description
5.1	*Opinion of Baker & Hostetler LLP

10.1	*2012 Stock Incentive Plan (2)

23.1	*Consent of Baker & Hostetler LLP (Included in Exhibit 5.1.)

23.2	*Consent of The Hall Group CPAs

24.1	*Power of Attorney (Contained on Signature Page.)
___________________
*Filed herewith